Exhibit 99.1

            IMMUNOMEDICS ANNOUNCES SECOND QUARTER FISCAL 2007 RESULTS

    MORRIS PLAINS, N.J., Feb. 8 /PRNewswire-FirstCall/ -- Immunomedics, Inc. (Nasdaq: IMMU), a biopharmaceutical company focused on developing monoclonal antibodies to treat cancer and other serious diseases, today reported revenue of $3.4 million and a net loss of $4.5 million, or $0.08 per share, for the second quarter of fiscal year 2007, which ended December 31, 2006. This compares to revenue of $0.5 million and a net loss of $8.8 million, or $0.16 per share, for the same period last year. The increase in revenue for the three-month period was primarily due to the recognition of deferred revenue of $2.7 million from the May 9, 2006 Development, Collaboration and License Agreement between the Company and UCB, S.A., and increased sales of LeukoScan(R) in Europe. The increased revenue combined with lower operating and interest expenses and higher interest income were the primary contributors to the improved net loss position for the three-month period ended December 31, 2006.

    For the first half of fiscal year 2007, the Company reported revenue of $6.7 million and a net loss of $7.0 million, or $0.12 per share. This compares to revenue of $0.9 million and a net loss of $17.4 million, or $0.32 per share, for the same period last year. Recognition of portions of the initial cash payment from UCB and increased LeukoScan(R) sales were also primarily responsible for the improvement in revenue, as well as higher interest income and lower interest and operational expenses for the decrease in net loss for the six-month period ended December 31, 2006.

    During the second quarter of fiscal year 2007, the Company received $0.6 million in tax benefits through the New Jersey Technology Tax Certificate Transfer Program. As of December 31, 2006, the Company had $31.4 million in cash and marketable securities, excluding restricted securities.

    "We are pleased to report that the results for the second quarter were in line with our expectations. We anticipate that our operations for fiscal 2007 will be at our forecasted levels, while bringing a new therapeutic into the clinic," commented Gerard G. Gorman, Senior Vice President, Finance and Business Development, and Chief Financial Officer. "Phase I/II clinical trials with our humanized CD74 antibody have begun enrolling patients with multiple myeloma," he added.

    As reported previously during the second quarter of fiscal year 2007, other developments of note were as follows:

     -- The Company was awarded U.S. patent 7,151,164 covering methods for treating B-cell disorders using the Company's humanized monoclonal antibody that binds to the CD20 antigen present on B-lymphocytes for the treatment of B-cell lymphomas, leukemias and autoimmune diseases.

     -- The Company reported follow-up clinical results for hA20 in non-
        Hodgkin's lymphoma at the 48th Annual Meeting of American Society of Hematology.

     -- Also at the 48th Annual Meeting of American Society of Hematology, the
        Company presented new multivalent antibodies against the CD20 and CD22 antigens present on normal and malignant B-lymphocytes.

     -- The Company presented at the 70th annual meeting of the American College of Rheumatology and the 41st annual meeting of the Association of Rheumatology Health Professionals results that showed that epratuzumab and rituximab have distinct mechanisms of action.

     -- The Company provided corporate overviews at the Lazard Capital Markets
        3rd Annual Life Sciences Conference, the Rodman & Renshaw 8th Annual Healthcare Conference, and the C.E. Unterberg, Towbin Life Sciences Conference.

     -- Mayo Clinic investigators, conducting a clinical trial in collaboration with the North Central Cancer Treatment Group of the National Institute of Health, published results in Cancer volume 107(12): pages 2826-32, 2006, showing that adding epratuzumab to rituximab and combined cyclophosphamide, doxorubicin, vincristine, and prednisone chemotherapy to treat patients with newly diagnosed diffuse large B-cell lymphoma produced promising results.

    About Immunomedics

    Immunomedics is a New Jersey-based biopharmaceutical company focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We have recently licensed our lead product candidate, epratuzumab, to UCB, S.A. for the treatment of all autoimmune disease indications worldwide. We have retained the rights for epratuzumab in oncology indications for which UCB has been granted a buy-in option. UCB has development, manufacture and commercialization rights, and is responsible for all clinical trials evaluating epratuzumab for the treatment of patients with moderate and severe lupus. At present, there is no cure for lupus and no new lupus drug has been approved in the U.S. in the last 40 years. The Company is conducting clinical trials with hA20 in patients with non-Hodgkin's lymphoma, epratuzumab as a potential therapeutic for patients with lymphoma and leukemia, (90)Y-epratuzumab for the therapy of patients with lymphoma, (90)Y-hPAM4 for pancreas cancer therapy and hCD74 as a therapy for patients with multiple myeloma. We believe that our portfolio of intellectual property, which includes approximately 108 patents issued in the United States, and more than 250 other issued patents worldwide, protects our product candidates and technologies. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel Dock and Lock (DNL) methodology, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. Visit our web site at http://www.immunomedics.com.

    This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

                               IMMUNOMEDICS, INC.
                      Condensed Consolidated Balance Sheets

                                                 December 31,       June 30,
                                                     2006             2006
                                                 -------------    -------------
ASSETS
Current Assets:
     Cash and cash equivalents                   $  14,853,633    $  40,877,766
     Marketable securities                          16,551,835          948,820
     Accounts receivable, net of
      allowance for doubtful accounts                  442,263          498,612
     Inventory, net of reserve for
      obsolescence                                     411,570          541,030
     Other current assets                            1,233,995          602,736
     Restricted cash and securities -
      current portion                                1,275,200        1,275,200
                                                    34,768,496       44,744,164

Property and equipment, net                          8,022,109        8,496,060

Restricted securities - long-term
 portion                                               637,600        1,275,200
Other long-term assets                               1,474,901        1,362,419

                                                 $  44,903,106    $  55,877,843

LIABILITIES AND STOCKHOLDERS' DEFICIT
     Current liabilities                         $  19,477,079    $  19,035,185
     Long-term debt                                 29,448,186       29,525,377
     Deferred revenues - long term                  20,476,154       25,810,769
     Minority interest                                 133,752          182,000
     Stockholders' deficit                         (24,632,065)     (18,675,488)

                                                 $  44,903,106    $  55,877,843

                 Condensed Consolidated Statements of Operations

                            Three Months Ended               Six Months Ended
                               December 31,                    December 31,
                       ----------------------------    ----------------------------
                           2006            2005            2006            2005
                       ------------    ------------    ------------    ------------
Revenues:
     Product
      sales            $    659,105    $    262,651    $  1,320,708    $    542,725
     License fee
      and other
      revenues            2,672,835          65,604       5,340,866         163,681
     Research &
      development            67,140         134,285          67,140         179,047
Total Revenues         $  3,399,080         462,540       6,728,714         885,453
Costs and
 Expenses                 6,563,177       7,430,465      12,628,617      15,329,328
Operating Loss           (3,164,097)     (6,967,925)     (5,899,903)    (14,443,875)
Interest and
 Other Income
 (Expense)               (1,939,755)     (2,367,131)     (1,666,834)     (3,434,509)
Loss before
 Income Tax
 Expense                 (5,103,852)     (9,335,056)     (7,566,737)    (17,878,384)
Income Tax
 Benefit                    623,162         514,350         603,744         514,350
Net Loss               $ (4,480,690)   $ (8,820,706)   $ (6,962,993)   $(17,364,034)

Net Loss per
 Common Share,
 Basic and Diluted     $      (0.08)   $      (0.16)   $      (0.12)   $      (0.32)

Weighted average
 number of common
 shares
 outstanding             57,764,040      54,098,072      57,651,036      54,085,566


    For More Information:
    Dr. Chau Cheng
    Associate Director, Investor Relations & Business Analysis
    (973) 605-8200, extension 123
    ccheng@immunomedics.com

SOURCE  Immunomedics, Inc.
    -0-                             02/08/2007
    /CONTACT: Dr. Chau Cheng, Associate Director, Investor Relations & Business Analysis, +1-973-605-8200, extension 123, ccheng@immunomedics.com/
    /FCMN Contact: ccheng@immunomedics.com /
    /Company News On-Call: http://www.prnewswire.com/comp/113121.html / /Web site: http://www.immunomedics.com /
    (IMMU)